Exhibit 99.1

FOR FURTHER INFORMATION:	Re: Heartland Financial USA, Inc.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
John K. Schmidt Chief Financial Officer (563) 589-1994 jschmidt @ dubuquebank.com	Jeff Wilhoit Rose Tucker General Inquiries Analysts/Investors (312) 640-6757 (310) 407-6522

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 25, 2004

HEARTLAND FINANCIAL USA, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE COLONIAL TRUST COMPANY’S WEALTH MANAGEMENT GROUP
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ANNOUNCES PLANNED OPENING OF SECOND ARIZONA BANK & TRUST OFFICE

Dubuque, Iowa, March 25, 2004—Heartland Financial USA, Inc. (Nasdaq NMS: HTLF) announced today that it has signed a definitive agreement to acquire, through its Dubuque Bank & Trust Company (DB&T) subsidiary bank, the Wealth Management Group of Colonial Trust Company, a publicly held Arizona trust company based in Phoenix.

The Wealth Management Group, Colonial Trust Company’s personal trust division, had core assets of $193 million at December 31, 2003, and revenues of $1.145 million in the latest twelve-month period ended December 31, 2003. The Colonial Board of Directors are pursuing a liquidation of the entire company, which consists of the Wealth Management Group to be acquired by Heartland and a corporate trust division, which is being acquired by another buyer. The total purchase price of Colonial’s Wealth Management Group will be approximately $3.0 million, consisting of all cash. The transaction, subject to regulatory approval and the approval of Colonial’s shareholders, is expected to close during the 2nd quarter of 2004 and be accretive to Heartland’s cash earnings in 2004.

Subsequent to the completion of the acquisition, Heartland expects to transfer the acquired assets and fiduciary accounts to its Arizona Bank & Trust (AB&T) subsidiary bank and enter into an inter-bank service agreement that will allocate all of the costs and revenues of the acquired trust business to DB&T. This agreement will remain in effect until both parties agree to terminate it.

“This transaction represents a unique opportunity to grow our trust business within our key Southwestern marketplace,” said Lynn B. Fuller, Heartland chairman, president and chief executive officer. “In particular, the addition of Colonial’s seasoned management team and strong account base will immediately and dramatically elevate the profile of our newest subsidiary bank, Arizona Bank & Trust. We believe that Colonial’s core competencies, coupled with Heartland’s strong support services, depth of expertise, and long track record of investment performance provide a solid platform for AB&T to flourish within its Phoenix market area. In addition, Heartland will bring a number of unique services to the Phoenix area, including socially responsible investing options and the Heartland Charitable Trust, a donor-advised 501(c)(3) public charity.”

Bruce Mitchell, vice president and manager of Colonial’s Wealth Management Group since 1999, will continue to head up the Wealth Management operation under AB&T’s banner. “We are excited about the opportunity to help drive Arizona Bank & Trust’s expansion into the local trust and investment services market,” said Mitchell. “This combination of a community-oriented local banking center with a $200 million trust department will create compelling avenues for growth within every facet of AB&T’s business.”

The Company also announced today that it expects to open a second office of Arizona Bank & Trust in Chandler, Arizona, in May, 2004. Heartland opened AB&T’s flagship office in August, 2003, in Mesa, Arizona. AB&T President and CEO William F. Frank cited the expected Chandler office opening, as well as the proposed Colonial Wealth Management Group acquisition, as important milestones in the ongoing expansion into the bank’s market area. “Taken together, the Colonial transaction and new office location will create compelling new avenues of growth for AB&T as we continue to expand our presence in this dynamic market,” he said.

About Heartland Financial USA:
Heartland is a $2.0 billion financial services company with seven banks in Iowa, Illinois, Wisconsin, New Mexico and Arizona:

Dubuque Bank and Trust Company, with eight offices in Dubuque, Epworth, Farley and Holy Cross, Iowa
Galena State Bank and Trust Company, with three offices in Galena and Stockton, Illinois
First Community Bank, with three offices in Keokuk, Iowa and Carthage, Illinois
Riverside Community Bank, with three offices in Rockford, Illinois
Wisconsin Community Bank, with seven offices in Cottage Grove, Fitchburg, Green Bay, Middleton, Monroe, Sheboygan, Wisconsin and Minneapolis, Minnesota
New Mexico Bank & Trust, with twelve offices in Albuquerque, Clovis, Santa Fe, Melrose, and Portales, New Mexico
Arizona Bank & Trust, with one office in Mesa, Arizona and a second office scheduled to open in May 2004 in Chandler, Arizona

Other subsidiaries include:

ULTEA, Inc., a fleet management company with offices in Madison and Milwaukee, Wisconsin; Chicago, Illinois and Minnetonka, Minnesota
Citizens Finance Co., a consumer finance company with offices in Madison and Appleton, Wisconsin; Dubuque, Iowa; and Rockford, Illinois
HTLF Capital Corp., an investment banking firm with offices in Denver, Colorado and Blue Springs, Missouri

Heartland’s shares are traded on The Nasdaq Stock Market under the symbol HTLF.
Additional information about Heartland is available through our website at www.htlf.com.

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This release may contain, and future oral and written statements of Heartland and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions. Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war or threats thereof, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

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